April 2014 MSELN-85-C Registration Statement No. 333-189888 PRICING SUPPLEMENT Dated April 3, 2014 Filed Pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities
$5,600,000 PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds due December 31, 2014
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document.  At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum payment at maturity.  However, if the value of the basket has decreased, investors will lose 1% for every 1% decline.  The PLUS are for investors who seek a return linked to the four basket components and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the basket.  Investors may lose their entire initial investment in the PLUS.  The PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series F program.  All payments on the PLUS are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
The basket is composed of one index and three exchange-traded funds (each, a “basket component”) weighted as set forth in the table below.
	Basket components	Bloomberg symbols	Component weightings	Initial component values*
	S&P 500® Index (“SPX”)	SPX	50%	1,888.77
Basket:	iShares® Russell 2000 ETF (“IWM”)	IWM	18%	$117.15
	iShares® MSCI EAFE ETF (“EFA”)	EFA	17%	$67.57
	iShares® MSCI Emerging Markets ETF (“EEM”)	EEM	15%	$41.41
* The initial component value for each basket component was its official closing value on the pricing date.
Aggregate principal amount:	$5,600,000
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	April 3, 2014
Original issue date:	April 8, 2014 (three business days after the pricing date)
Maturity date:	December 31, 2014
Payment at maturity:	If the final basket value is greater than the initial basket value,
$10 + $10 × leverage factor × basket return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value,
$10 + $10 × basket return
This amount will be less than or equal to the stated principal amount of $10. You will lose some or all of the principal amount if the final basket value is less than the initial basket value.
Maximum payment at maturity:	$11.235 per PLUS (112.35% of the stated principal amount)
Leverage factor:	200%
Basket return:	(final basket value – initial basket value) / initial basket value
Initial basket value:	100
Final basket value:	The closing value of the basket on the valuation date
Closing value:
On any scheduled trading day, the closing value of the basket will be calculated as follows:
100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]

Basket component return:	With respect to each basket component, (final component value – initial component value) / initial component value
Final component value:	The official closing value of the relevant basket component on the valuation date
Valuation date:	December 29, 2014, subject to adjustment for non-trading days and certain market disruption events
Official closing value:	With respect to the SPX, the closing level of the SPX; with respect to the IWM, the EFA, or the EEM (the “ETFs”), the closing price of one share of the ETF times the adjustment factor
Adjustment factor:	With respect to each ETF, 1.0, subject to adjustment in the event of certain events affecting that ETF. See “Additional Terms of the PLUS - Adjustment factor” on page 10 of this document.
CUSIP:	78011Q154
ISIN:	US78011Q1546
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per PLUS	$10	$0.018	$9.982
Total	$5,600,000	$10,080	$ 5,589,920
(1)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.018 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.018 for each PLUS that they sell.  See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

The initial estimated value of the PLUS as of the date of this document is $9.8941 per $10.00 PLUS, which is less than the price to public.  The market value of the PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.

Investment in the PLUS involve certain risks.  See “Risk Factors” beginning on page 5 of this document, and “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page 1 of the prospectus.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Please also see “Additional Information about the PLUS” in this document.
Prospectus Supplement dated July 23, 2013
Prospectus dated July 23, 2013

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the PLUS or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities
Principal at Risk Securities

The PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December  31, 2014 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the basket that enhances returns for a certain range of positive performance of the basket.

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario.

▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately nine months
Leverage factor:	200%
Maximum payment at maturity:	$11.235 per PLUS (112.35% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Coupon:	None

Key Investment Rationale

These PLUS offer leveraged exposure to the performance of the basket.  In exchange for enhanced performance of 200% of the appreciation of the basket, investors forgo performance above the maximum payment at maturity of $11.235 per PLUS.  At maturity, if the value of the basket has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the basket, subject to the maximum payment at maturity.  However, if the value of the basket has decreased, investors will lose 1% for every 1% decline.  Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of positive performance.
Upside Scenario
The value of the basket increases and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 200% of the basket return, subject to the maximum payment at maturity of $11.235 per PLUS (112.35% of the stated principal amount).

Downside Scenario
The value of the basket declines and, at maturity, the PLUS redeem for an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket from the initial basket value.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which the PLUS are a part. This document, together with these documents, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Morgan Stanley Wealth Management are offering to sell the PLUS and seeking offers to buy the PLUS only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

•	Prospectus Supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the value of the basket. The graph is based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Maximum payment at maturity:	$11.235 per PLUS (112.35% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the final basket value is greater than the initial basket value, then investors would receive the $10 stated principal amount plus a return reflecting 200% of the appreciation of the basket over the term of the PLUS, subject to the maximum payment at maturity.  Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final basket value of 106.175% of the initial basket value.

▪	If the basket appreciates 3%, the investor would receive a 6% return, or $10.60 per PLUS, or 106% of the stated principal amount.

▪	If the basket appreciates 10%, the investor would receive only the maximum payment at maturity of $11.235 per PLUS, or 112.35% of the stated principal amount.

▪
Downside Scenario.  If the final basket value is less than or equal to the initial basket value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the basket.

▪	If the basket depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70% of the stated principal amount.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in the PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the PLUS are also exposed to further risks related to the issuer of the PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2013, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances.

▪
PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final basket value is less than the initial basket value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket, and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.235 per PLUS, or 112.35% of the stated principal amount.  Although the leverage factor provides 200% exposure to any increase in the value of the basket as of the valuation date above the initial basket value, because the payment at maturity will be limited to 112.35% of the stated principal amount, any increase in the final basket value over the initial basket value by more than 6.175% will not further increase the return on the PLUS.

▪
The market price of the PLUS will be influenced by many unpredictable factors.  Many factors will influence the value of the PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the PLUS in the secondary market, including:

▪	the value, volatility and dividend yield, as applicable, of the basket components and the securities represented or held by the basket components;

▪	interest and yield rates;

▪	exchange rates between the U.S. dollar and the relevant non-U.S. currencies in which the securities held by the EFA and the EEM are traded;

▪	time remaining to maturity;

▪	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the applicable international equities markets generally; and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  You may receive less, and possibly significantly less, than the stated principal amount if you sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the PLUS.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
The amount payable on the PLUS is not linked to the value of the basket at any time other than the valuation date.  The final basket value will be based on the official closing values of the basket components on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the value of the basket appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to that decrease.  Although the actual value of the basket on the maturity date or at other times during the term of the PLUS may be higher than the final basket value, the payment at maturity will be based solely on the closing value of the basket on the valuation date.

▪
Changes in the values of the basket components may offset each other. Movements in the values of the basket components may not correlate with each other. At a time when the value of one or more of the basket components increases, the values of one or more of the other basket components may not increase as much or may even decline. Therefore, in calculating the final basket value and the payment at maturity, increases in the value of one or more of the basket components may be moderated, or more than offset, by lesser increases or declines in the values of the other basket components. Furthermore, the basket components are not equally weighted. As a result, a percentage change in the final component value of the SPX will have a greater impact on the final basket value than will a similar percentage change in the final component values of the other basket components.

▪
The initial estimated value of the PLUS is less than the price to the public.  The initial estimated value that is set forth on the cover page of this document does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the PLUS in any secondary market (if any exists) at any time.  If you attempt to sell the PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the value of the basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the PLUS.  These factors, together with various credit, market and economic factors over the term of the PLUS, are expected to reduce the price at which you may be able to sell the PLUS in any secondary market and will affect the value of the PLUS in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the PLUS.  In addition to bid-ask spreads, the value of the PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the PLUS and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The PLUS are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your PLUS to maturity.

▪
Our initial estimated value of the PLUS is an estimate only, calculated as of the pricing date.  The initial estimated value of the PLUS is based on the value of our obligation to make the payments on the PLUS, together with the mid-market value of the derivative embedded in the terms of the PLUS.  See “Structuring the PLUS” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the PLUS.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the PLUS or similar securities at a price that is significantly different than we do.

The value of the PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your PLUS.

▪
Adjustments to the basket components could adversely affect the value of the PLUS.  The sponsor of the SPX (the “index sponsor”) and the investment advisors of the ETFs (the “investment advisors”) may add, delete or substitute the stocks represented or held by the basket components, or make other methodological changes. Further, the index sponsor and the investment advisors may discontinue or suspend calculation or publication of the SPX or discontinue or suspend maintenance of the applicable ETFs at any time. Any of these actions could affect the value of and the return on the PLUS.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
We have no affiliation with the index sponsor and the investment advisors and will not be responsible for any actions taken by them. We have no affiliation with the index sponsor and the investment advisors, and they will not be involved in the offering of the PLUS. Consequently, we have no control over their actions, including any actions of the type that could affect the basket components, and therefore, the value of the basket components. The index sponsor and the investment advisors have no obligation of any sort with respect to the PLUS. Thus, they has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the PLUS.

▪
Investing in the PLUS is not equivalent to investing in the securities represented or held by the basket components.  Investing in the PLUS is not equivalent to investing in the securities represented or held by any basket component.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities represented or held by any basket component.

▪
Each ETF and its underlying index are different. The performance of each ETF may not exactly replicate the performance of its underlying index, because each ETF will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of an ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in that ETF or due to other circumstances.

▪
An investment in the PLUS is subject to management risk. Each ETF is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each ETF, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicates its underlying index. Therefore, unless a specific security is removed from its underlying index, the applicable ETF generally would not sell a security because the security’s issuer was in financial trouble. In addition, each ETF is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

▪
An investment in the PLUS is subject to risks associated in investing in stocks with a small market capitalization.  The underlying index for the IWM consists of stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies.  As a result, the share price of the IWM may be more volatile than that of a market measure that does not track solely small-capitalization stocks.  Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The EFA and the EEM include equity securities issued by non-U.S. companies.  An investment in securities linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

▪
The PLUS are subject to exchange rate risk.  Because the securities held by the EFA and the EEM are traded in currencies other than U.S. dollars, and the PLUS are denominated in U.S. dollars, the amount payable on the PLUS at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated.  These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the PLUS at maturity.  An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security.  If, taking into account such weighting, the U.S. dollar strengthens against the currencies in which the relevant securities are denominated, the value of those securities may be adversely affected and the prices of the EFA or EEM may be adversely affected as well.  In turn, the payment at maturity may be adversely affected.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  RBCCM may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact.  If, at any time, RBCCM were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
Historical values of the basket components should not be taken as an indication of their respective future values during the term of the PLUS. The trading prices of the equity securities comprising the basket components will determine the value of the relevant basket component at any given time. As a result, it is impossible to predict whether the value of any basket component will rise or fall. Trading prices of the equity securities comprising the basket components will be influenced by complex and interrelated political, economic, financial and other factors.

▪
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the basket, the basket components, or the securities which they represent or hold), including trading in those assets as well as in other related instruments.  Some of our subsidiaries also may conduct trading activities relating to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial component values and, therefore, could have increased the value at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
Our business activities may create conflicts of interest.  We and our affiliates may engage in trading activities related to the basket components, the securities represented or held by the basket components that are not for the account of holders of the PLUS or on their behalf.  These trading activities may present a conflict between the holders’ interest in the PLUS and the interests we and our affiliates will have in proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management.  These trading activities could be adverse to the interests of the holders of the PLUS.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities represented or held by the basket components.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities represented or held by the basket components.

Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the basket components or the securities represented or held by the basket components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS.  Any of these activities by us or one or more of our affiliates may affect the value of the basket components and, therefore, the market value of the PLUS.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM determined the initial component value of each basket component and will determine the final component value and basket component return of each basket component, the final basket value, the basket return, and the amount of cash, if any, you will receive at maturity.  Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final component value in the event of a market disruption event or discontinuance of a basket component, may adversely affect the payout to you at maturity, if any.

▪
The antidilution adjustments that the calculation agent is required to make do not cover every event that could affect an ETF.  RBCCM, as calculation agent, will adjust the amount payable at maturity for certain events affecting an ETF.  However, the calculation agent will not make an adjustment for every event that could affect an ETF.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the PLUS may be materially and adversely affected.

▪
Significant aspects of the tax treatment of the PLUS are uncertain.  The tax treatment of an investment in the PLUS is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of an investment in the PLUS, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the PLUS even though that holder will not receive any payments with respect to the PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the PLUS could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Terms of the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Adjustment factor:
With respect to each ETF, 1.0, subject to adjustment.  If an ETF is subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of that ETF.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Closing price of an ETF:
The closing price for one share of an ETF (or one unit of any other security for which a closing price must be determined with respect to this basket component) on any trading day means:

•     if the shares of that ETF (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the shares of that ETF (or any such other security) are listed or admitted to trading, or

•     if the shares of that ETF (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the shares of an ETF (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of that ETF (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for an ETF (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for that ETF (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Postponement of the valuation date:
If, for any basket component (an “affected basket component”), (i) a market disruption event occurs on the valuation date or (ii) that day is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the official closing value of the basket component for the valuation date, and as a result, the final basket value, as follows:

•    The official closing value of each basket component that is not an affected basket component will be its official closing value on the valuation date.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

•      The official closing value of each basket component that is an affected basket component for the valuation date will be deemed to be the official closing value of the basket component on the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing to occur; provided that the final basket value will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the fifth scheduled trading day after the scheduled valuation date, regardless of the occurrence of a market disruption event on that day.

Market disruption events with respect to an ETF:
With respect to an ETF, a market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:

•      a suspension, absence or material limitation of trading in the shares of that ETF on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market;

•      a suspension, absence or material limitation of trading in option or futures contracts relating to that ETF, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market; or

•      the shares of that ETF do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for the shares of that ETF, as determined by the calculation agent in its sole discretion;

•      any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the PLUS that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

•      a limitation on the hours or number of days of trading in the shares of that ETF on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•      a decision to permanently discontinue trading in the option or futures contracts relating to the shares of that ETF.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the shares of an ETF, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the shares of an ETF, if available, in the primary market for those contracts, by reason of any of:

•      a price change exceeding limits set by that market;

•      an imbalance of orders relating to those contracts; or

•      a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the shares of that ETF in the primary market for those contracts.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Market disruption events with respect to an index:
With respect to any index and any relevant successor index, a “market disruption event” means:

•     a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•     a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•     a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

•     a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

•     a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the PLUS.

For purposes of determining whether a market disruption event with respect to an index (or the relevant successor index) exists at any time, if trading in a security included in the index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the index (or the relevant successor index) will be based on a comparison of (a) the portion of the level of the index (or the relevant successor index) attributable to that security relative to (b) the overall level of the index (or the relevant successor index), in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event with respect to an index (or the relevant successor index) has occurred:

•     a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the index (or the relevant successor index);

•     limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

•     a suspension of trading in futures or options contracts on the index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of:

•    a price change exceeding limits set by such exchange or market,

•    an imbalance of orders relating to such contracts, or

•    a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the index (or the relevant successor index); and

•     a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to an index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the index or such successor index, as applicable.

Discontinuation of/adjustments to the basket components:
Indices. If an index sponsor discontinues publication of the relevant index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then the closing level of the index on the valuation date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the PLUS.

If an index sponsor discontinues publication of the relevant index prior to, and that discontinuation is continuing on the valuation date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the valuation date, then the calculation agent will determine the closing level of the index for that date.  The closing level of the index will be computed by the calculation agent in accordance with the formula for and method of calculating the index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the index or successor index, as applicable.

If at any time the method of calculating an index or a successor index, or the level thereof, is changed in a material respect, or if an index or a successor index is in any other way modified so that the index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the index with reference to the index or such successor index, as adjusted.  Accordingly, if the method of calculating the index or a successor index is modified so that the level of the index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the index), then the calculation agent will adjust its calculation of the index or such successor index in order to arrive at a level of the index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Notwithstanding these alternative arrangements, discontinuation the publication of or modification of any index or successor index, as applicable, may adversely affect the value of the PLUS.

ETFs. If an ETF is discontinued and the sponsor or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to that ETF (the successor fund), then the calculation agent will substitute the successor fund for that ETF and determine the closing price of that ETF on the valuation date as described above under “—Closing price of an ETF.”

If an ETF is discontinued and:

•    the calculation agent does not select a successor fund, or

•    the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for that ETF in accordance with the procedures last used to calculate the price of that ETF before any discontinuation but using only those securities that were held by that ETF prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for that ETF as described below, the successor fund or price will be used as a substitute for that ETF for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if that ETF is re-established, unless the calculation agent in its sole discretion decides to use the re-established ETF.

If an ETF is discontinued before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

•    the determination of the final component value, or

•    a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the closing price of that ETF as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the PLUS, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the operation of an ETF would be expected to adversely affect the value of, liquidity of and trading in the PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Trading day:
With respect to an index, the trading day means a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities comprising the index or the successor index and (ii) the exchanges on which futures or options contracts related to the index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

With respect to an ETF, a trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.

The exchange means the primary organized exchange or quotation system for trading an ETF, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on such temporary substitute exchange or quotation system as on the original exchange).

A related exchange means each exchange or quotation system on which futures or options contracts relating to an ETF are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to that ETF has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to that ETF on such temporary substitute exchange or quotation system as on the original related exchange).

Default amount on acceleration:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the PLUS will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of five months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 PLUS
Additional amounts:
We will pay any amounts to be paid by us on the PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a PLUS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

(i)           is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)          is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the PLUS, the holding of PLUS or the receipt of payments thereunder;

(iii)         is, or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)         presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

a.    the due date for payment thereof, or

b.    if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the PLUS in accordance with the Indenture;

(v)          could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)         is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the PLUS at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the PLUS, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
Form of securities:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the PLUS.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Validity of the PLUS:
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the PLUS have been duly executed, authenticated and issued in accordance with the Indenture, the PLUS will be validly issued and, to the extent validity of the PLUS is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the PLUS have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the PLUS will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Contact” in “Additional Terms of the PLUS” of this pricing supplement, and the sections “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information about the Basket Components

All disclosures contained in this document regarding the basket components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the applicable index sponsor or investment advisor.  Each of these entities has no obligation to continue to publish, and may discontinue publication of, the applicable basket component. The consequences of an index sponsor or an investment advisor discontinuing publication or making other changes to a basket component are discussed above in the section entitled “Discontinuation of/adjustments to the basket components” or “adjustment factor,” as applicable. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any basket component or any successor index or successor to any ETF.

The selection of the basket components is not a recommendation to invest in any basket component. Neither we nor any of our affiliates make any representation to you as to the performance of any basket component.

The S&P 500® Index

The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. On March 31, 2014, the average market capitalization of the companies included in the SPX was $35.41 billion. As of that date, the largest component of the SPX had a market capitalization of $478.77 billion, and the smallest component of the SPX had a market capitalization of $3.13 billion.

S&P Dow Jones Indices LLC chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P Dow Jones Indices LLC uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones Indices LLC include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX, with the approximate percentage of the market capitalization of the SPX included in each group as of April 3, 2014, indicated in parentheses: Information Technology (18.6%); Financials (16.4%); Health Care (13.4%);Consumer Discretionary (12.1%); Industrials (10.7%); Energy (10.2%); Consumer Staples (9.6%); Materials (3.5%); Utilities (3.0%); and Telecommunication Services (2.5%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the SPX to achieve the objectives stated above.

S&P Dow Jones Indices LLC calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the PLUS will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the SPX, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices LLC began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P Dow Jones Indices LLC’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices LLC would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices LLC would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P Dow Jones Indices LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The PLUS are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the SPX to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the PLUS.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the PLUS into consideration in determining, composing or calculating the SPX.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the PLUS or the timing of the issuance or sale of the PLUS or in the determination or calculation of the equation by which the PLUS are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the PLUS.  There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the PLUS currently being issued by us, but which may be similar to and competitive with the PLUS.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX.  It is possible that this trading activity will affect the value of the PLUS.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The ETFs

iShares® consists of numerous separate investment portfolios (the “iShares Funds”), including the ETFs. Each ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the applicable underlying index.  Each ETF typically earns income dividends from securities included in the applicable underlying index.  These amounts, net of expenses and taxes (if applicable), are passed along to the ETF’s shareholders as “ordinary income.” In addition, the ETF realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the PLUS are linked only to the share price of the ETFs, you will not be entitled to receive income, dividend, or capital gain distributions from the ETF or any equivalent payments.

Information provided to or filed with the SEC by IWM under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information.  None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this pricing supplement.

“iShares®” and “BlackRock®” are registered trademarks of BlackRock. The PLUS are not sponsored, endorsed, sold, or promoted by BlackRock, or by any of the iShares Funds. Neither BlackRock nor the iShares Funds make any representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS. Neither BlackRock nor the iShares Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the PLUS or in connection with our use of information about the ETFs or any of the iShares Funds.

The iShares® Russell 2000 ETF

The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The shares of the IWM trades on the NYSE Arca, Inc. under the symbol “IWM.”

The Russell 2000® Index

We have derived all information contained in this document regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, Russell Investments (“Russell”). Russell has no obligation to continue to publish, and may discontinue publication of, the index. None of us, the calculation agent, or any selling agent accepts any responsibility for the calculation, maintenance, or publication of the Russell 2000® Index or any successor index.

Russell began dissemination of the index on January 1, 1984 and calculates and publishes the index.  The index was set to 135 as of the close of business on December 31, 1986. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The index is determined, comprised, and calculated by Russell without regard to the PLUS.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

All securities eligible for inclusion in the index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion. Companies with a total market capitalization of less than $30 million are not eligible for the index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the index.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special-purpose acquisition companies, and limited partnerships are ineligible for inclusion. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, and trust receipts are not eligible for inclusion in the index.

Annual reconstitution is a process by which the index is completely rebuilt. On the last trading day of May, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other Russell indexes are determined from that set of securities. Reconstitution of the index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

The iShares® MSCI EAFE ETF and The iShares® MSCI Emerging Markets ETF

The EFA and the EEM seek investment results that correspond generally to the price and yield performance, before fees and expenses, of their respective underlying indices, the MSCI EAFE Index and the MSCI Emerging Markets Index. The shares of the EFA trade on the NYSE Arca under the symbol “EFA,” and the shares of the EEM trade on the NYSE Arca under the symbol “EEM.”

The MSCI EAFE Index

We have derived all information contained in this pricing supplement regarding this index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the index.

The index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada.  The index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100.  The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours.  The index currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

The MSCI Emerging Markets Index

We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets.  The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Emerging Markets Index.

The index is intended to measure equity market performance in the global emerging markets. The index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

MSCI Global Investable Market Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% and 15% of three- and twelve-month ATVR and 90% and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM and an EM, respectively.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size−segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index, and three constituents for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Through this maintenance process, MSCI may make structural changes to the indices by adding or deleting component country indices. Consequently, the composition of the underlying indices may change over the term of the PLUS.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Information

While actual historical information on the basket will not exist before the pricing date, the first graph below sets forth the hypothetical historical daily performance of the basket from April 3, 2009 through April 3, 2014.  The graph is based upon actual daily official closing values of the basket components, hypothetical component weightings as described in “Summary Terms—Basket” on the cover page, and a hypothetical basket value of 100 as of April 3, 2009.

The other graphs below set forth the daily official closing values of the basket components for the period from January 1, 2009 through April 3, 2014. The tables below each graph set forth the published high and low official closing values, as well as the end-of-quarter official closing values, of the basket components for each quarter in the same period.

We obtained the information below from Bloomberg Financial Markets, without independent verification.

You should not take the historical values of the basket or the basket components as an indication of future performance, and no assurance can be given as to the value of any of the basket or the basket components on the valuation date.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The S&P 500® Index

Information as of market close on April 3, 2014:

Bloomberg Index Symbol:	SPX	52 Week High (on 4/2/2014):	1,890.90
Current Index Level:	1,888.77	52 Week Low (on 4/18/2013):	1,541.61
52 Weeks Ago:	1,553.69

	High	Low	Period End
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,126.42
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.88
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,402.43
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter (through April 3, 2014)	1,890.90	1,885.52	1,888.77

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The iShares® Russell 2000 ETF

Information as of market close on April 3, 2014:

Bloomberg Symbol:	IWM	52 Week High (on 3/4/2014):	$119.83
Current Price:	$117.15	52 Week Low (on 4/18/2013):	$89.58
52 Weeks Ago:	$91.07

	High	Low	Period End
2009
First Quarter	$51.27	$34.36	$41.94
Second Quarter	$53.19	$42.82	$50.96
Third Quarter	$62.02	$47.87	$60.23
Fourth Quarter	$63.36	$56.22	$62.26
2010
First Quarter	$69.25	$58.68	$67.81
Second Quarter	$74.14	$61.08	$61.08
Third Quarter	$67.67	$59.04	$67.47
Fourth Quarter	$79.22	$66.94	$78.23
2011
First Quarter	$84.17	$77.18	$84.17
Second Quarter	$86.37	$77.77	$82.80
Third Quarter	$85.65	$64.25	$64.25
Fourth Quarter	$76.45	$60.97	$73.69
2012
First Quarter	$84.41	$74.56	$82.85
Second Quarter	$83.79	$73.64	$79.65
Third Quarter	$86.40	$76.68	$83.46
Fourth Quarter	$84.69	$76.88	$84.29
2013
First Quarter	$94.80	$86.65	$94.26
Second Quarter	$99.51	$89.58	$97.16
Third Quarter	$107.10	$98.08	$106.62
Fourth Quarter	$115.31	$103.67	$115.31
2014
First Quarter	$119.83	$108.64	$116.34
Second Quarter (through April 3, 2014)	$118.39	$117.15	$117.15

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The iShares® MSCI EAFE ETF

Information as of market close on April 3, 2014:

Bloomberg Symbol:	EFA	52 Week High (on 3/6/2014):	$68.03
Current Price:	$67.57	52 Week Low (on 6/24/2013):	$57.03
52 Weeks Ago:	$58.52

	High	Low	Period End
2009
First Quarter	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
First Quarter	$61.91	$55.31	$60.09
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
First Quarter	$55.80	$49.15	$54.90
Second Quarter	$55.51	$46.55	$49.96
Third Quarter	$55.15	$47.62	$53.00
Fourth Quarter	$56.88	$51.96	$56.82
2013
First Quarter	$59.89	$56.90	$58.98
Second Quarter	$63.53	$57.03	$57.38
Third Quarter	$65.05	$57.55	$63.79
Fourth Quarter	$67.06	$62.71	$67.06
2014
First Quarter	$68.03	$62.31	$67.17
Second Quarter (through April 3, 2014)	$67.76	$67.57	$67.57

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The iShares® MSCI Emerging Markets ETF

Information as of market close on April 3, 2014:

Bloomberg Symbol:	EEM	52 Week High (on 5/8/2013):	$44.23
Current Price:	$41.41	52 Week Low (on 6/24/2013):	$36.63
52 Weeks Ago:	$41.83

	High	Low	Period End
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
First Quarter	$48.69	$44.63	$48.69
Second Quarter	$50.21	$45.50	$47.60
Third Quarter	$48.46	$34.95	$35.07
Fourth Quarter	$42.80	$34.36	$37.94
2012
First Quarter	$44.76	$38.23	$42.94
Second Quarter	$43.54	$36.68	$39.19
Third Quarter	$42.37	$37.42	$41.32
Fourth Quarter	$44.35	$40.14	$44.35
2013
First Quarter	$45.20	$41.80	$42.78
Second Quarter	$44.23	$36.63	$38.57
Third Quarter	$43.29	$37.34	$40.77
Fourth Quarter	$43.66	$40.44	$41.77
2014
First Quarter	$40.99	$37.09	$40.99
Second Quarter (through April 3, 2014)	$41.57	$41.41	$41.41

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Canadian Federal Income Tax Consequences

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the PLUS. It does not purport to be a complete analysis of all tax considerations relating to the PLUS. Prospective purchasers of the PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the PLUS and receiving payments under the PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act,” it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PLUS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the basket components or any of the entities whose stock is included in the basket components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the basket components or any of the entities whose stock is included in the basket components were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the basket components or the entities whose stock is included in the basket components and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a PLUS as a pre-paid cash-settled derivative contract in respect of the basket for U.S. federal income tax purposes, and the terms of the PLUS require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the PLUS for all tax purposes in accordance with such characterization.  If the PLUS are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the PLUS.  In general, a U.S. holder’s tax basis in the PLUS will be equal to the price the holder paid for the PLUS.  Capital gain recognized by an individual U.S. holder is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Alternative Treatments.  Alternative tax treatments of the PLUS are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the PLUS, and the Internal Revenue Service might assert that a PLUS should be treated, as a single debt instrument.  Pursuant to such characterization, the PLUS would generally be subject to the rules concerning short-term debt instruments as described under the heading “Tax Consequences — United States Taxation — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus.   Because of the absence of authority regarding the appropriate tax characterization of the PLUS, it is also possible that the Internal Revenue Service could seek to characterize the PLUS in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the PLUS should be treated as ordinary gain or loss.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Internal Revenue Service has released a notice that may affect the taxation of holders of the PLUS.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Payments made with respect to the PLUS and proceeds from the sale of the PLUS may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the Internal Revenue Service and to holders that are not excepted from the reporting requirements.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the PLUS. A non-U.S. holder is a beneficial owner of a PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Subject to the discussion of “dividend equivalent” payments below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the PLUS.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument, including the PLUS, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the PLUS on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the PLUS should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”), enacted on March 18, 2010, will impose a 30% U.S. withholding tax on certain U.S. source payments of interest (and OID), dividends, or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property (including payments at maturity, or upon a redemption or sale) of a type which can produce U.S. source interest or dividends (“withholdable payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on your behalf) unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department certain information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the PLUS may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  The legislation also generally imposes a withholding tax of 30% on withholdable payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements will generally apply to U.S. source periodic payments made after June 30, 2014 and to payments of gross proceeds from a sale or redemption made after December 31, 2016.  However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. We will not pay additional amounts with respect to any FATCA withholding.  Therefore, if such withholding applies, any payments on the PLUS will be significantly less than what you would have otherwise received.  Depending on your circumstances, these amounts withheld may be creditable or refundable to you.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  You are urged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in the PLUS.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the PLUS.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the covered bonds. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing PLUS should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if PLUS are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a ‘‘party in interest” or a “disqualified person”, unless those PLUS are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the PLUS, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the PLUS will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the PLUS, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the PLUS, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the PLUS and the transactions contemplated with respect to the PLUS.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in PLUS, you should consult your legal counsel.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Use of Proceeds and Hedging

The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the PLUS. The initial public offering price of the PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the PLUS.

Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the PLUS from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management.  RBCCM will act as agent for the PLUS and will receive a fee of $0.018 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.018 for each of the PLUS they sell.

Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the PLUS distributed by such brokers.

Delivery of the PLUS will be made against payment for the PLUS on April 8, 2014, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

The value of the PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the PLUS if RBCCM or another of our affiliates were to make a market in the PLUS (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately five months, the value of the PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the PLUS at that time.  This is because the estimated value of the PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the PLUS.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your PLUS, it expects to do so at prices that reflect its estimated value.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

April 2014

PLUS Based on a Basket of One Equity Index and Three Exchange-Traded Funds, due December 31, 2014 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Structuring the PLUS

The PLUS are our debt securities, the return on which is linked to the performance of the basket.  As is the case for all of our debt securities, including our structured notes, the economic terms of the PLUS reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the securities at the time their terms are set.  Unlike the estimated value included in this document, any value of the PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of each basket component, and the tenor of the securities.  The economic terms of the PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the PLUS reduced the economic terms of the PLUS to you and resulted in the initial estimated value for the PLUS on the pricing date being less than their public offering price.  See “Risk Factors—The initial estimated value of the PLUS is less than the price to the public” above.

April 2014